Exhibit 99.2

To Our Shareholders:

At Roblox we are reimagining the way people come together through deeper forms of expression, communication, and immersion. Throughout 2022, we launched many new features and improvements to our platform enabling a growing developer community to build incredible content. As a result, we delivered operating and financial metrics that in general improved materially throughout the year and look even better as we start 2023. Our co-founder and CEO, Dave Baszucki, wrote about some of our key accomplishments in his 2022 Year in Review letter, which we encourage you to read.

Fourth Quarter 2022 Financial and Operational Highlights

- Average Daily active users (DAUs) reached 58.8 million, up 19% year over year;
- Hours engaged totaled 12.8 billion, up 18% over Q4 2021;
- Revenue was $579.0 million, up 2% (3% on a constant currency basis) year over year;
- Bookings were $899.4 million, up 17% (21% on a constant currency basis) over the same period in 2021;
- Net loss was $291.5 million, compared to a net loss of $147.3 million in Q4 2021; and
- Adjusted EBITDA was $183.0 million, or 20.3% of bookings.

Full Year 2022 Financial and Operational Highlights

- Revenue was $2.2 billion, up 16% (17% on a constant currency basis) year over year;
- Net cash provided by operating activities was $369.3 million and free cash flow was $(58.4) million;
- Bookings were $2.9 billion, up 5% (9% on a constant currency basis) year over year;
- Average DAUs were 56.0 million, up 23% year over year;
- Hours engaged were 49.3 billion, up 19% year over year; and
- Average bookings per DAU (ABPDAU) was $51.29, down 14% (down 11% on a constant currency basis) year over year.

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January 2023 Financial and Operational Highlights

- Average DAUs reached 65.0 million, up 19% year over year;
- Hours engaged totaled 5.0 billion, up 19% over January 2022;
- Estimated revenue was between $213 million and $216 million, up 22% - 24% (24% - 26% on a constant currency basis) year over year[1];
- Estimated bookings were between $267 million and $271 million, up 19% - 21% (22% - 24% on a constant currency basis) over the same period last year; and
- Estimated ABPDAU was between $4.11 - $4.17, up 0% - 2% (3% - 4% on a constant currency basis) year over year.

Digging deeper into Q4, year over year growth in DAUs was healthy in all regions, especially Europe (+24%), APAC (+21%), and US/Canada (+19%). We also demonstrated year over year growth across all age groups with the highest growth among 17-24 year olds (+31%) who accounted for 22% of all DAUs in the quarter.

Growth in engagement hours in Q4 2022 was strong across all geographies year over year, notably Europe (+28%) and US/Canada (+29%), as well as across all age groups, especially among 17-24 year-olds (+33%) who accounted for 23% of all hours in the quarter.

Similarly, Q4 2022 bookings grew quickly around the world and across age demographics. Bookings growth year over year was 19% in the US/Canada, 19% in APAC, and 12% in Europe. Bookings growth among older users was particularly high with 17-24 year-olds growing 34% year over year and accounting for 22% of bookings in the quarter.

Monthly unique payers (MUPs) in Q4 2022 reached an all-time high of 13.4 million, an increase of nearly 14% compared to Q4 2021. Average bookings per monthly unique payer (ABPMUP) was $22.31 in Q4 2022, a 3% increase year over year and the highest ever monthly payer monetization with the exception of Q4 2020, during COVID, when ABPMUP was just 1% higher.

[1] At the end of the first fiscal quarter of 2022, the Company updated its paying user life estimate from 23 months to 25 months. As a result of this change in estimate, January 2022 estimated revenue (as reported on February 15, 2022) was adjusted down by approximately $32 million. The year over comparisons are based on the adjusted revenue number for January 2022 using the 25 month life.

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Throughout 2022, we remained committed to investing intelligently to innovate and grow. During the year, we substantially grew payments to our expanding developer community. We also continued to recruit and hire world class product and engineering talent. Our Product & Engineering groups are aligned to our key metrics and they executed well against their goals. They advanced our product greatly and enabled our community of incredible developers and creators to build more amazing content. We believe the high rates of bookings growth we achieved in Q4 2022, and in January 2023, are directly attributable to those consistent, productive investments in innovation. With bookings growth re-accelerating in Q4 2022, we had operating leverage and recorded $183.0 million of adjusted EBITDA, or 20.3% of bookings. Note that Q4 2022 EBITDA margin was nearly identical to Q4 2019, which was the Q4 prior to COVID. For fiscal year 2022, bookings totaled $2.9 billion, up 5.4% from fiscal year 2021. Adjusted EBITDA for 2022 was $356.5 million, or 12.4% of bookings. Capital expenditures were $426.2 million during the year, which included expenditures related to our Ashburn, Virginia data center and other investments in real estate. We expect to continue investing in our infrastructure and real estate throughout 2023. Notwithstanding our capital investments in 2022, we were able to operate at nearly cash flow neutral for the year due to strong operating cash flow, positive working capital, and the proceeds from the exercise of options. We started 2022 with cash reserves of $3.004 billion, and ended the year with a cash balance of $2.997 billion. 3

GAAP Results for Q4 2022 and FY 2022 For more information, please refer to our Q4 2022 and full year 2022 earnings release and supplemental materials accessible at ir.roblox.com. Revenue in Q4 2022 was $579.0 million, an increase of 2% year over year. Revenue growth was significantly lower than bookings growth in the same quarter because we defer the vast majority of our revenue over the estimated paying user life. In Q1 2022 and Q3 2022, we increased our estimated paying user life to 25 months and 28 months, respectively, which spread out the recognition of bookings as revenue over a longer period of time thus lowering revenue recognized in the current period. Cost of revenue in Q4 2022 totaled $142.4 million, down 6% year over year. Similar to revenue, cost of revenue was lower as a result of changes in the estimated paying user life during the year. Personnel costs in Q4 2022, excluding stock-based compensation expense, were $160.0 million, up 32% year over year primarily driven by a 33% increase in headcount. Developer exchange fees were $182.1 million versus $159.7 million in the same quarter last year, an increase of 14%. Certain infrastructure and trust & safety spending in Q4 2022, which excludes personnel costs, stock-based compensation expense, and depreciation, were $129.3 million, up 39% from $92.8 million in Q4 2021. Net loss attributable to common stockholders in Q4 2022, which includes a portion of the net loss attributable to our Luobu subsidiary, was $289.9 million, compared to a net loss attributable to common stockholders of $143.3 million in Q4 2021. Revenue for fiscal year 2022 was $2.2 billion, an increase of 16% from fiscal year 2021 revenue of $1.9 billion. Cost of revenue for fiscal year 2022 totaled $547.7 million, up 10% over fiscal year 2021 cost of revenue of $496.9 million. Personnel costs, excluding stock-based compensation expense, in fiscal year 2022 were $590.9 million, an increase of 45% over fiscal year 2021 when these costs totaled $407.0 million. Headcount at the end of fiscal year 2022 was approximately 2,100, up 32% from 1,596 at the end of fiscal year 2021. 4

Developer exchange fees were $623.9 million in fiscal year 2022, an increase of 16% over developer exchange fees of $538.3 million in fiscal year 2021. Certain infrastructure and trust & safety spend in fiscal year 2022, which excludes personnel costs, stock-based compensation expense, and depreciation, totaled $460.3 million, up 46% from $315.1 million in fiscal year 2021. Net loss attributable to common stockholders in fiscal year 2022, which includes a portion of the net loss attributable to our Luobu subsidiary, was $924.4 million, compared to a net loss attributable to common stockholders of $491.7 million in fiscal year 2021. Our net losses in both Q4 2022 and the full fiscal year 2022 increased over the same periods in 2021 due to the higher levels of expense required to support the growth of the business and the fact that we defer a significant amount of revenue to later periods. In addition, we increased our estimated paying user life twice in 2022, thereby reducing the amount of bookings recognized as revenue, all else being equal. Regardless, since our investment decisions are generally based on levels of bookings, we expect to continue to report net losses for the foreseeable future even as we anticipate generating net cash from operating activities. As a reminder, in January, we announced that we would cease providing monthly metrics data after reporting the month of March numbers in mid-April of this year. Our basic reasoning is simply that month to month variability in our results is often more volatile than quarterly results and thus drives more short-term market reactions. As an example, Lunar New Year took place in January this year, but in February last year. Thus, we expect there could be an impact to the year over year metrics in each of the individual months, but those would be offset in the overall quarterly results. 5

EARNINGS Q&A SESSION Roblox will host a live Q&A session to answer questions regarding their fourth quarter and full fiscal year 2022 results on Wednesday, February 15, 2023 at 5�30 a.m. Pacific Time. The live webcast and Q&A session will be open to the public at ir.roblox.com and we invite you to join us and to visit our investor relations website at ir.roblox.com to review supplemental information. 6

Forward-Looking Statements

This letter, the live webcast and Q&A session which will be held at 5:30 a.m. Pacific Time/8:30 a.m. Eastern Time on Wednesday, February 15, 2023 contain "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding our vision to connect people, our business, product, strategy and user growth, our investment strategy, including our capital allocation strategy, our opportunities for and expectations of improvements in financial and operating metrics, our expectations of successfully executing such strategies and plans, and our expectations for our quarterly and monthly financial and operational results, disclosures, future growth rates, our expectations of future net losses and net cash generation from operating activities, and statements by our Chief Executive Officer and Chief Financial Officer. These forward-looking statements are made as of the date they were first issued and were based on current plans, expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management and our plans for publishing key metrics. Words such as "expect," "vision," "anticipate," "look," "maintain," "should," "believe," "continue," "plan," "estimate," "potential," "may," "will," "would," 'could," "intend," and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to risks detailed in our filings with the Securities and Exchange Commission (the "SEC"), including our annual reports on Form 10-K, our quarterly reports on Form 10-Q and other filings and reports we make with the SEC from time to time. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: our ability to successfully execute our business and growth strategy; the sufficiency of our cash and cash equivalents to meet our liquidity needs; the impact of our senior notes and any future indebtedness on our business, financial condition and results of operations; the demand for our platform in general; our ability to increase our number of new users and revenue generated from users; our ability to retain and expand our user base; the impact of the COVID-19 pandemic and other macro economic trends (including currency exchange rates and inflation) on our business and the easing of those restrictions related to the COVID-19 pandemic; the impact of changing regulatory requirements on our business; the fluctuation of our results of operations and our key business measures on a quarterly basis in future periods, including as a result of changes in our accounting estimates; our ability to successfully develop and deploy new technologies to address the needs of our users; our ability to maintain and enhance our brand and reputation; our ability to hire and retain talent; news or social media coverage about Roblox, including but not limited to coverage that presents, or relies on, inaccurate, misleading, incomplete, or otherwise damaging information; any breach or access to user or third-party data; and our ability to maintain the security and availability of our platform. Additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from our expectations is included in the reports we have filed or will file with the SEC, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q.

The forward-looking statements included in this press release represent our views as of the date of this letter. We anticipate that subsequent events and developments will cause our views to change and all of our monthly financial results and operational metrics are subject to normal quarter end review and potential adjustments. We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. Past performance is not necessarily indicative of future results and quarterly performance may materially differ from aggregation of the monthly financial and operating metrics for each month within the quarter.

No blog or other information posted to the Company's website shall be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

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Non-GAAP Financial Measures This letter contains the non-GAAP financial measures bookings, free cash flow, and adjusted EBITDA. We use this non-GAAP financial information to evaluate our ongoing operations, for internal planning and forecasting purposes, and ongoing operating trends for purposes of analyzing the covenants specified in the indenture governing our senior notes due 2030. We believe that this non-GAAP financial information may be helpful to investors because it provides consistency and comparability with past financial performance. Bookings is defined as revenue plus the change in deferred revenue during the period and other non-cash adjustments. Substantially all of our bookings are generated from sales of virtual currency, which can be converted to virtual items on the Roblox Platform. Sales of virtual currency reflected as bookings include one-time purchases or monthly subscriptions purchased via payment processors or through prepaid cards. Bookings also include an insignificant amount from advertising and licensing arrangements. We believe bookings provide a timelier indication of trends in our operating results that are not necessarily reflected in our revenue as a result of the fact that we recognize the majority of revenue over the estimated average lifetime of a paying user. The change in deferred revenue constitutes the vast majority of the reconciling difference from revenue to bookings. By removing these non-cash adjustments, we are able to measure and monitor our business performance based on the timing of actual transactions with our users and the cash that is generated from these transactions. Free cash flow represents the net cash provided by operating activities less purchases of property, equipment, and intangible assets acquired through asset acquisitions. We believe that free cash flow is a useful indicator of our unit economics and liquidity that provides information to management and investors about the amount of cash generated from our core operations that, after the purchases of property, equipment, and intangible assets acquired through asset acquisitions, can be used for strategic initiatives, including investing in our business, making strategic acquisitions, and strengthening our balance sheet. Adjusted EBITDA is a measure of operating performance used in certain covenant calculations specified in the indenture governing our senior notes due 2030 that is not calculated in accordance with GAAP and may not conform to the calculation of EBITDA in other circumstances. We believe that, when considered together with reported amounts, Adjusted EBITDA is useful to investors and management in understanding our ongoing operations and ongoing operating trends for purposes of analyzing the covenants specified in the indenture governing our senior notes due 2030. We also use constant currency in this letter in our presentation of revenue, bookings and ABPDAU. Constant currency is calculated by converting our current period revenue, bookings and ABPDAU into U.S. dollars using the comparative prior period’s monthly exchange rates for our non-USD currencies, rather than the actual average exchange rates in effect during the current period. Particularly during 2022, the strengthening of the U.S. Dollar against foreign currencies, most notably the Euro and British Pound, has had an adverse impact on revenue, bookings and ABPDAU. By adjusting revenue, bookings and ABPDAU for constant currency, we are able to provide a framework for assessing how our business performed excluding the effect of foreign currency rate fluctuations. Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial information as a tool for comparison. As a result, our non-GAAP financial information is presented for supplemental informational purposes only and should not be considered in isolation from, or as a substitute for financial information presented in accordance with GAAP. A reconciliation table of the most comparable GAAP financial measure to each non-GAAP financial measure used in this letter is included at the end of this letter. We encourage investors and others to review our business, results of operations, and financial information in their entirety, not to rely on any single financial measure, and to view these non-GAAP measures in conjunction with the most directly comparable GAAP financial measure. 8

GAAP to Non-GAAP Reconciliations

The following table presents a reconciliation of revenue, the most directly comparable financial measure calculated in accordance with GAAP, to bookings, for each of the periods presented:

	Three Months Ended December 31,		Twelve Months Ended December 31,	
	2022	2021	2022	2021
	(dollars in thousands)		(dollars in thousands)	
Reconciliation of revenue to bookings:				
Revenue	$ 579,004	$ 568,769	$ 2,225,052	$ 1,919,181
Add (deduct):				
Change in deferred revenue	325,450	203,552	662,378	819,927
Other	(5,020)	(2,205)	(15,172)	(13,402)
Bookings	$ 899,434	$ 770,116	$ 2,872,258	$ 2,725,706

The following table presents a reconciliation of net cash from operating activities, the most directly comparable financial measure calculated in accordance with GAAP, to free cash flow, for each of the periods presented:

	Three Months Ended December 31,		Twelve Months Ended December 31,	
	2022	2021	2022	2021
	(dollars in thousands)		(dollars in thousands)	
Reconciliation of net cash from operating activities to free cash flow:				
Net cash provided by operating activities	$ 119,219	$ 122,223	$ 369,296	$ 659,109
Add (deduct):				
Acquisition of property and equipment	(157,205)	(44,942)	(426,163)	(93,273)
Purchases of intangible assets	-	-	(1,500)	(7,856)
Free cash flow	$ (37,986)	$ 77,281	$ (58,367)	$ 557,980

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The following table presents a reconciliation of consolidated net loss, the most directly comparable financial measure calculated in accordance with GAAP, to Adjusted EBITDA, for each of the periods presented:

	Three Months Ended December 31,		Twelve Months Ended December 31,	
	2022	2021	2022	2021
	(dollars in thousands)		(dollars in thousands)	
Reconciliation of consolidated net loss to Adjusted EBITDA:				
Consolidated net loss	$ (291,485)	$ (147,257)	$ (934,141)	$ (503,480)
Add (deduct):				
Interest income	(21,636)	(33)	(38,842)	(92)
Interest expense	10,008	6,998	39,903	6,998
Other (income)/expense, net	(1,988)	(14)	5,744	1,796
Provision for/(benefit from) income taxes	3,202	656	3,552	(320)
Depreciation and amortization	42,538	22,183	130,083	75,622
Stock-based compensation expense	169,456	120,220	589,498	341,942
Change in deferred revenue	325,450	203,552	662,378	819,927
Change in deferred cost of revenue	(52,530)	(38,296)	(101,719)	(172,828)
Fees related to equity offering	-	-	-	50,586
Fees related to certain legal settlements	-	-	-	53,775
Adjusted EBITDA	$ 183,015	$ 168,009	$ 356,456	$ 673,926

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